Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made this 2nd day of February, 2022, by and between Anthony H. Meadows (“Employee”) and Cuentas Inc. (“Cuentas” or “Company”) (collectively, the “Parties”).

WHEREAS, the Company desires to employ Employee, and Employee desires to be employed by the Company under the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of these promises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.	Recitals. The above recitals are hereby incorporated into the Agreement.

2.	Title and Job Duties. The Parties agree Employee shall be employed by the Company as an Chief Operating Officer. This is a full-time, salaried, exempt position. Employee agrees and understands that his job duties include compliance with all Company policies, procedures, and rules. Employee understands and agrees he will generally be expected to work Monday through Friday but may occasionally be required to work on the weekends as necessary. Employee further understands this position may require travel.

3.	At-Will Nature of Employment. The Parties acknowledge and agree that Employee’s employment with Company is at-will and for no specified term. Either Company or Employee may terminate Employee’s employment at any time for any reason that is not unlawful.

4.	Compensation. In compensation for the covenants described below relating to confidentiality, non-competition, and non-solicitation and for the services to be rendered by Employee on behalf of the Company and the other obligations undertaken by the Employee, the Company will pay the Employee the following compensation and benefits:

a.	Base Salary. The Company will pay Employee an annual base salary of Two Hundred and Forty Thousand Dollars ($240,000), payable in accordance with the Company’s standard payroll practices.

b.	Annual Incentive. Employee will be eligible for an annual incentive payment of up to 100 percent (100%) of Employee’s base salary. Employee’s entitlement to the annual incentive will be based on Employee meeting or exceeding based on a set of predetermined objectives as determined by the CEO. Whether Employee has met or exceeded the predetermined objectives will be based on performance during the calendar year, running from January 1 to December 31. If earned, payment of the annual incentive payment shall be made in the first quarter of following year (2022).

c.	Payment. Employee understands and agrees the payments described herein shall be made in accordance with Company policies.

d.	Stock Option Inducement Grant. Upon the execution of this Agreement, the Company shall issue to Employee an option to purchase up to Two Hundred Thousand (200,000) shares of common stock, in accordance with the following terms:

i.	Exercise Price: the closing price of the Company’s common stock as of the last Board of Directors meeting on the November 3rd, 2021 ($2.80) and approved at the Annual Shareholder Meeting on December 15th, 2022 once this Agreement is fully executed.

ii.	Vesting: the option to purchase up to Fifty Thousand (50,000) shares of common stock shall vest on the date this Agreement is fully executed. The option to purchase an additional Fifty (50,000) shares of common stock shall vest on the first, second and third anniversary of grant date , so long as Employee is employed by the Company on that date.

iii.	Tax Treatment: this stock option inducement shall be treated as an incentive stock option up to IRS limits and any remaining portion shall be treated as a non-qualified option.

e.	Vacation. Employee will be entitled to fifteen (15) days of vacation per year, in addition to holidays observed by the Company. Vacation may be taken at such times and intervals as Employee shall determine, subject to the business needs of the Company. Vacation shall otherwise be subject to the policies of the Company, as in effect from time to time.

f.	Participation in Company-Wide Benefit Plans.

Cost of Group Health Coverage. If the Executive makes a timely election to participate in any group health coverage offered by the Company (coverage for medical, hospitalization, prescription drug, dental, and vision expenses, to the extent offered by the Company) with benefits for himself, his eligible spouse, and any eligible dependents, the Company agrees to pay for the cost of such coverage during the Term. The Executive acknowledges that the Company may be required to impute the cost of such coverage as taxable income to the Executive, to the extent required by applicable law or as needed for the Company’s plans to satisfy relevant non-discrimination rules.

5.	Termination of Employment. This Agreement may be terminated as follows:

a.	By the Company For Cause. The Company may terminate Employee’s employment for Cause upon notice to Employee setting forth in reasonable detail the nature of the Cause.

b.	By the Company Without Cause. The Company may terminate Employee’s employment at any time other than For Cause upon notice to Employee.

c.	By Employee for Good Reason. Employee may terminate his employment for Good Reason, provided that (i) Employee provides written notice to the Company, setting forth in reasonable detail the nature of the condition giving rise to Good Reason, within sixty (60) days of the initial existence of such condition, (ii) the condition remains uncured by the Company for a period of sixty (60) days following such notice, and (iii) Employee terminates his employment, if at all, not later than sixty (60) days after the expiration of such cure period. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Employee’s consent: (i) a material reduction in the Employee’s Base Salary; (ii) a material diminution in the Employee’s authority, duties, or responsibilities; (iii) a change in the geographic location at which the Employee must perform services of more than thirty-five (35) miles in radius from Miami Beach, Florida; or (iv) a material breach by the Company of this Agreement or any other material agreement between Employee and the Company. Notwithstanding anything to the contrary contained herein, any isolated, insubstantial, and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Employee shall not be or constitute Good Reason.

d.	By Employee Without Good Reason. Employee may terminate his employment without Good Reason at any time upon sixty (60) days’ notice to the Company. Company may elect to waive such notice period or any portion thereof but, in such event, will pay to Employee the Base Salary for the period so waived.

6.	Duty of Loyalty and Best Efforts. While employed by Company, Employee shall devote all of his/her time, attention, knowledge, and skills to Employer’s business interests and shall at all times do so in good faith, with best efforts, and to the reasonable satisfaction of the Employer. Employee shall act in a manner which prevents actual or potential conflicts with the interests of Company.

7.	Confidentiality and Restrictive Covenants. The Company and Employee acknowledge and agree that Employee is a key employee whose duties are of a special and unusual character which have a unique value to the Company, the loss of which cannot be adequately compensated by damages in an action at law and, if used in competition with the Company, could cause serious harm to the Company. Further, Employee and the Company also recognize and agree that the Company and Employee will be actively engaged in the Company’s business. Accordingly, Employee covenants, both during the course of Employee’s employment with the Company pursuant to the terms and conditions of this Agreement and for the respective periods thereafter set forth below, as follows:

a.	Definitions. As used in this Agreement

i.	“Company Business” shall mean the administration, marketing, and sale of pre-paid debit cards targeted to the Latino community.

ii.	“Company Products” shall mean pre-paid debit cards targeted to the Latino community.

iii.	“Competing Business” means any Person engaged in the Company Business or actively planning to become engaged in the Company Business.

iv.	“Confidential Information” shall mean any data or information relating to the business of Company (regardless of whether the data or information constitutes a trade secret as defined by the Florida Uniform Trade Secrets Act) that has value to the Company and is not generally known to competitors of the Company and that is disclosed to Employee or of which Employee becomes aware of as a consequence of Employee’s relationship with the Company. Confidential Information includes, but is not limited to, intellectual property or other information relating to Company; its methods of operation; its business plans, strategies, and practices; its method of project development and financing; names of Clients; Client lists (as defined in this Agreement); vendor lists; supplier lists; bid, estimate, and/or proposal creation; bid, estimate, and/or proposal information; sales strategies; service strategies; marketing plans and strategies; compensation plans or structures; price lists; personnel data; investor information; Company’s finances, including budgets, pro-forma projections, accounting practices, procurement requirements, profit margins; Company’s systems; Company’s estimating; pricing models; and trade secrets as defined by the Florida’s Uniform Trade Secrets Act, F.S.A. § 688.001, et seq. Confidential Information also includes any third-party information which Company is required to keep confidential.

Confidential Information, however, shall not include any data or information that is generally available and/or has been voluntarily disclosed by the Company to the public (except where such disclosure has been made without authorization), has been independently developed by a third party as evidenced by its written records without reference to or reliance upon any Confidential Information, or that otherwise enters the public domain through lawful means.

v.	“Customer” shall mean any Person who: (i) Employee had Material Contact with in the one (1) year period immediately preceding the Termination Date; and (ii) purchased Company Products or who Company actively solicited to purchase Company Products or who Company provided Company Products for distribution or sale or that Company actively solicited for the purpose of providing Company Products for distribution or sale. For purposes of this definition, “Material Contact” means contact between Employee and Company customer or actively sought prospective customer wherein (a) Employee dealt with the Company customer or actively sought prospective customer on the Company’s behalf; (b) Employee coordinated or supervised dealings with the Company customer or actively sought prospective customer; or (c) Employee obtained Confidential Information regarding the Company customer or actively-sought prospective customer in the ordinary course of business as a result of Employee’s association with Company.

vi.	“Termination Date” shall mean the last date on which Employee is employed by the Company under this Agreement, regardless of whether such termination is the result of Employee’s resignation or Company’s termination of Employee.

vii.	“Territory” shall mean means any geographic area in which the Company does business or is actively planning to do business during Employee’s employment or, with respect to the portion of the Restricted Period that follows the termination of Employee’s employment, any geographic area in which Employee, at any time within the last two (2) years of Employee’s employment with the Company, provided services or had a material presence or influence.

b.	Covenants.

i.	Non-Disclosure. Employee agrees that, during the course of Employee’s employment and for a period of two (2) years thereafter, Employee shall not, directly or indirectly, divulge or disclose to any person or entity, other than those within the Company authorized to receive such information, any of such Confidential Information which was obtained by Employee as a result of Employee’s employment with the Company, but shall hold all of the same confidential and inviolate and will not use such material and information against the best interests of the Company. To the extent that any of the foregoing Confidential Information constitutes a trade secret under the laws of the State of Florida, Employee agrees that, for so long as the Company derives economic value, actual or potential, from said trade secret not being generally known to, and not being readily ascertainable by proper means by, others who can obtain economic value from its disclosure or use, Employee shall not misappropriate said trade secret, within the meaning of Florida’s Uniform Trade Secrets Act.

ii.	Non-Competition. While Employee is employed by the Company and during the twelve (12)-month period immediately following termination of employment, regardless of the reason thereof (in the aggregate, the “Restricted Period”), Employee will not, in any way directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, engage in or compete with, or undertake any planning to engage in or compete with, any Competing Business in the Territory. Notwithstanding the provisions of the foregoing sentence to the contrary, the Employee shall be permitted to own securities of five percent (5%) or less of any class of securities of a public company.

iii.	Customer Non-Solicitation. During the Restricted Period, Employee will not, directly or indirectly, for himself or on behalf of others: (i) solicit of attempt to solicit any Customer for the purpose of providing or selling the Customer any product similar to the Company Products; or (ii) encourage or seek to persuade the Customer to termination or dimmish its relationship with the Company.

iv.	Non-Disparagement. Employee agrees that at no time during or after the Termination Date shall Employee, directly or indirectly, engage in any form of written, verbal, electronic, or other communication that is or reasonably would be interpreted as being disparaging of the Company or any of its officers, managers, employees, agents, successors, or assigns (including any such individuals who were associated with the Company during Employee’s employment there). Nothing in this Section shall prevent the Employee from offering truthful and accurate testimony or statements as a part of any government investigation, any legal proceedings, or as otherwise required under applicable law, regardless of whether such testimony or statements may be considered disparaging.

c.	Cooperation. During the Restricted Period, Employee agrees to provide reasonable assistance to the Company (including assistance with litigation matters), upon the Company’s request, concerning the Employee’s previous employment responsibilities and functions with the Company. In consideration for such cooperation, but only if the Employee is not receiving Severance Pay pursuant to Par. 6, the Company will compensate the Employee for the time Employee spends on such cooperative efforts (at an hourly rate based on the Employee’s Base Salary during the year preceding the date of termination) and the Company will reimburse Employee for reasonable out-of-pocket expenses incurred in connection with such cooperative efforts.

d.	Modification. The Parties each agree that the restrictive covenants contained in this Agreement are severable and separate, and the unenforceability of any specific covenant herein shall not affect the validity of any other covenant set forth herein. The Parties acknowledge and agree that the duration, scope, and geographic area of the covenants described above are fair, reasonable, and necessary in order to protect the goodwill and other legitimate interests of the Company, regardless of the reason for or circumstances giving rise to such termination, and that adequate consideration has been received for such obligations. Employee agrees that given the scope of the Company’s business and the sophistication of the information highway, any further geographic limitation on such remedies and restrictions would deny the Company the protection to which it is entitled hereunder. If, however, for any reason any court of competent jurisdiction or arbitrator determines that the restrictions in this Agreement are not reasonable, such restrictions shall be interpreted, modified, or rewritten to include as much of the duration, scope, and geographic area identified as will render such restrictions valid and enforceable. No claimed breach of this Agreement or other violation of law attributed to the Company, or change in the nature or scope of Employee’s employment or other relationship with the Company, shall operate to excuse Employee from the performance of the obligations under Par. 7. It is understood by the Parties that Employee’s obligations and the restrictions and remedies set forth in this Par. 7 are essential elements of this Agreement and that but for his agreement to comply with and/or agree to such obligations, restrictions, and remedies, the Company would not have entered into this Agreement or employed (or continued to employ) Employee.

e.	Remedies for Breach.

i.	Employee acknowledges and agrees that the Company will suffer irreparable harm as a result of a breach of the restrictive covenants or any of the representations, warranties, or covenants made by Employee in this Agreement, for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of any actual or threatened breach by Employee of any provision of this Agreement, the Company shall, in addition to any other limitation, be permitted to seek specific performance, injunctive relief, a temporary restraining order, and/or a permanent injunction in any court of competent jurisdiction, to prevent or otherwise restrain a breach hereof, without the necessity of proving damages, posting a bond or other security, and seek to recover any and all costs, expenses, and liabilities, including reasonable attorneys’ fees, incurred in enforcing this Agreement against Employee or incurred if any representation, warranty, or covenant made by Employee in the Agreement is false or otherwise breached.

ii.	Such relief shall be in addition to, and not in substitution of, any other remedies available to the Company. The existence of any claim or cause of action, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of said covenants. The Parties agree not to defend on the basis that there is an adequate remedy at law. In the event any Court of competent jurisdiction finds a violation of the restrictive covenants has occurred, Employee acknowledges and agrees that the post-termination restrictions shall be extended by a period of time equal to the period of such violation, it being the intention of the Parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

f.	Survival of Terms; Representations. Employee’s obligations under this Par. 7 shall remain in full force and effect notwithstanding the termination of his employment. Employee acknowledges that he/she is sophisticated in business, and that the restrictions and remedies set forth in this Par. 7 do not create an undue hardship on him/her and will not prevent him/her from earning a livelihood. He/she further acknowledges that he/she has had a sufficient period of time within which to review this Agreement, including, without limitation, this Paragraph 7, with counsel of Employee’s choice and Employee has done so to the extent desired. In signing this Agreement, Employee gives the Company assurance that Employee has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on Employee under this Paragraph 7.

8.	Employee’s Warranties and Representations Regarding Third Parties. Employee warrants and represents that he/she is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Employee’s use or disclosure of information or the Employee’s engagement in any business. Employee represents to the Company that Employee’s execution of this Agreement, the Employee’s services for the Company, and the performance of the Employee’s proposed duties for the Company, will not violate any obligations Employee may have to any previous employers or other parties. Employee agrees to defend, indemnify, and hold harmless Company for any damages or equitable relief awarded against the Company resulting from Employee’s breach of this provision and agrees to pay the Company’s attorneys’ fees relating to the defense of any lawsuit or proceeding resulting from Employee’s breach of this Agreement.

9.	Return of Confidential Information, Trade Secrets & Company Property. Upon Employee’s separation from the Company for any reason, Employee will immediately return all confidential information and/or trade secrets and Employee shall not retain any copies of confidential information or trade secrets. Upon separation from the Company for any reason, Employee shall immediately return (or assign to Company as to phone numbers and the like) all property owned, leased, licensed or legally possessed by Company (“Company Property”) including, but not limited to, Company credit cards, equipment, passwords, accounts, business contact information for individuals or companies, keys/keycards, all digital information (whether draft or final), cell phones, Company literature, samples, sales bags, projectors, catalogs, phone numbers (cell phone or other numbers paid for by Company whether paid directly or through reimbursement), or other Company Property.

10.	Severability. The provisions of this Agreement (including its exhibits) shall be deemed severable. Should any provision of this Agreement be held to be invalid or unenforceable the affected provision shall be modified to the extent necessary to make it legal, valid, and enforceable. If any invalid or unenforceable provision cannot be so modified it shall be severed from the Agreement and the remainder of this Agreement shall continue in full force and effect as if the invalid or unenforceable provision were not part of the Agreement.

11.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely within such State (notwithstanding Florida choice of law rules or laws to the contrary). Jurisdiction shall be Miami-Dade County.

12.	Modification or Amendment. Except as described in Par. 4, this Agreement may not be modified or amended unless such modification or amendment is in writing expressly referencing this Agreement and are signed by Employee and an authorized representative of Company.

13.	Entire Agreement and No Waiver. This Agreement contains the entire agreement between the parties and supersedes all other agreements, written or oral, between them. The failure of any party to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provisions, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties to seek enforcement of each and every provision of this Agreement. Employee also acknowledges he has not relied on any representation, promises, or agreements of any kind made in connection with the decision to sign this Agreement, except for those set forth in this Agreement.

14.	Exhibits Incorporated: The Parties agree the following exhibits are incorporated into this Agreement as if fully restated herein:

IN WITNESS WHEREOF, having fully read and understood the Agreement, the Parties execute the Agreement on the below date:

CUENTAS INC.		EMPLOYEE:

Signature:	/s/ Jeffery Johnson	Signature:	/s/ Anthony H. Meadows
Print Name:	Jeffery Johnson	Print Name:	Anthony H. Meadows
Title:	CEO

Date: Feb 2, 2022		Date: Feb 2, 2022